Exhibit 99.11

Trenwick Announces Expiration of its Option Exchange Program for Employees

HAMILTON, BERMUDA, June 17, 2002 - Trenwick Group Ltd. announced today that the offer under its employee stock option tender offer exchange program expired at 11:59 P.M. Eastern time (U.S.) on June 14, 2002. The outstanding current options properly tendered for exchange by eligible employees have been accepted. Pursuant to the offer, eligible employees tendered for exchange outstanding current options to acquire 1,365,187 common shares, representing 88% of the options that were eligible to be tendered in the Offer.

On the terms and conditions set forth in the offer, Trenwick will grant new options to those eligible employees on or about December 16, 2002 (the first business day at least six months and one day from the Expiration Date). Assuming that all the new options are issued, options exercisable for 592,040 common shares will be granted. The new options will be issued with a grant price equal to the closing sale price of the Trenwick common shares on the New York Stock Exchange on the date the new options are granted and otherwise subject to the terms and conditions of the Offer.

The option exchange program applied to all outstanding options held by eligible employees. The Chairman, President and Chief Executive Officer and members of Trenwick's board of directors were excluded from participating in the exchange program.

The program is structured to comply with the Financial Accounting Standards Board guidelines in order to achieve the same accounting treatment as the original option grants.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with three principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London insurer and at Lloyd's. Trenwick's U.S. specialty program insurance business underwrites U.S. property and casualty insurance through specialty program administrators.

Each of Trenwick's operating insurance company subsidiaries is rated "A-" (Excellent) by A.M. Best Company and is assigned an A- financial strength rating by Standard & Poor's. All of Chartwell Managing Agents Limited's syndicates underwrite under the ratings of Lloyd's, which is rated "A-" (Excellent) by A.M. Best Company and has an A financial strength rating from Standard & Poor's.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on current or historical fact are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements, including in particular Trenwick's forecast of future earnings, involve known and unknown risks, assumptions, uncertainties, and other factors that may cause actual results, performance, or achievements of Trenwick or its industry to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Trenwick has identified certain risk factors which could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors are discussed in Trenwick's Securities and Exchange Commission filings, including but not limited to its most resent Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission, and such discussions regarding risk factors are hereby incorporated by reference into this press release. Copies of such Securities and Exchange Commission filings are available from Trenwick or directly from the Securities and Exchange Commission.